Exhibit 99.2

JOINT FILING AND SOLICITATION AGREEMENT

WHEREAS, certain of the undersigned are members, direct or beneficial, of Nam Tai Property Inc., a British Virgin Islands corporation (the “Company”); and

WHEREAS, IsZo Capital LP, IsZo Capital GP LLC, IsZo Capital Management LP, IsZo Management Corp. and Brian L. Sheehy (together, “IsZo”), and Michael Cricenti, Cindy Chen Delano, Bo Hu, Leung Lin Cheong Louis (Louis Leung), Paula J. Poskon and Jeffrey Tuder (collectively, the “Nominees”) wish to form a group for the purpose of (i) submitting a request to the directors of the Company to convene a meeting of members of the Company, (ii) soliciting written requests or proxies from the holders of 30% or more of the outstanding shares to convene a meeting of members of the Company, (iii) soliciting proxies at any such meeting of members for the purpose of removing certain members of the Company’s Board of Directors and appointing the Nominees, or any other persons designated by IsZo, as directors of the Company to fill the vacancies, and (iv) taking such other actions as the parties deem advisable to achieve the foregoing (collectively, the “Purposes”).

NOW, IT IS AGREED, this 16th day of July 2020 by the parties hereto:

1.       In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned (collectively, the “Group”) agrees to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company. Each member of the Group shall be responsible for the accuracy and completeness of its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate.

2.       So long as this agreement is in effect, each of the undersigned shall provide written notice to Olshan Frome Wolosky LLP (“Olshan”), such notice to be given no later than four (4) hours after each such transaction, of (i) any of their purchases or sales of securities of the Company or (ii) any securities of the Company over which they acquire or dispose of beneficial ownership; provided, however, that each Nominee agrees not to purchase or sell securities of the Company or otherwise increase or decrease his or her economic exposure to or beneficial ownership over the securities of the Company without the prior consent of IsZo. For purposes of this agreement, the term “beneficial ownership” shall have the meaning of such term set forth in Rule 13d-3 under the Exchange Act.

3.       Each of the undersigned agrees to form the Group for the Purposes described above.

4.       IsZo shall have the right to pre-approve all expenses incurred in connection with the Group’s activities and agrees to pay directly all such pre-approved expenses.

5.       Each of the undersigned agrees that any filing with the Securities and Exchange Commission, press release or shareholder communication proposed to be made or issued by the Group or any member of the Group in connection with the Group’s activities set forth in Section 3 shall be first approved by IsZo or its representatives.

6.       The relationship of the parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this agreement. Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein. Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification. Nothing herein shall restrict any party’s right to purchase or sell securities of the Company, as it deems appropriate, in its sole discretion, provided that all such purchases and sales are made in compliance with all applicable securities laws and the provisions of this agreement.

7.       This agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

8.       This agreement is governed by and will be construed in accordance with the laws of the State of New York. In the event of any dispute arising out of the provisions of this agreement or their investment in the Company, the parties hereto consent and submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the Borough of Manhattan or the courts of the State of New York located in the County of New York.

9.       Any party hereto may terminate its obligations under this agreement on 24 hours’ written notice to all other parties, with a copy by fax to Steve Wolosky and Ryan Nebel at Olshan, Fax No. (212) 451-2222.

10.       Each party acknowledges that Olshan shall act as counsel for both the Group and IsZo relating to their investment in the Company.

11.       Each of the undersigned parties hereby agrees that this agreement shall be filed as an exhibit to a Schedule 13D pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed as of the day and year first above written.

IsZo Capital LP

By:	IsZo Capital GP LLC General Partner

By:	/s/ Brian L. Sheehy
	Name:	Brian L. Sheehy
	Title:	Managing Member

IsZo Capital GP LLC

By:	/s/ Brian L. Sheehy
	Name:	Brian L. Sheehy
	Title:	Managing Member

IsZo Capital Management LP

By:	IsZo Management Corp. General Partner

By:	/s/ Brian L. Sheehy
	Name:	Brian L. Sheehy
	Title:	President and Sole Director

IsZo Management Corp.

By:	/s/ Brian L. Sheehy
	Name:	Brian L. Sheehy
	Title:	President and Sole Director

/s/ Brian L. Sheehy
Brian L. Sheehy

/s/ Michael Cricenti
Michael Cricenti

/s/ Cindy Chen Delano
Cindy Chen Delano

/s/ Bo Hu
Bo Hu

/s/ Leung Lin Cheong Louis (Louis Leung)
Leung Lin Cheong Louis (Louis Leung)

/s/ Paula J. Poskon
Paula J. Poskon

/s/ Jeffrey Tuder
Jeffrey Tuder